Exhibit 99.1

Press Release

HERTZ ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Paul Siracusa’s retirement to take effect August 31, 2007

Elyse Douglas appointed interim CFO while an internal and external search is conducted

PARK RIDGE, NEW JERSEY, July 27, 2007 — Hertz Global Holdings, Inc. (NYSE: HTZ) today announced that Paul J. Siracusa, Executive Vice President and Chief Financial Officer, has informed the Company that he will retire, effective August 31, 2007.  Elyse Douglas, currently the Company’s Staff Vice President and Treasurer, will serve as CFO on an interim basis while the Company considers internal and external candidates to fill the CFO position.  Anthony Fiore, currently Staff Vice President, Global Tax, will serve as Treasurer on an interim basis, while maintaining his responsibilities overseeing the Company’s tax department. Additionally, Mr. Siracusa has agreed to act in a consulting capacity over the next 12 months.

Ms. Douglas has an extensive finance and accounting background.  She joined Hertz as Treasurer in July 2006.  Prior to joining Hertz, she served as Senior Vice President and Treasurer of Coty Inc. from December 1999 until July 2006, and as Assistant Treasurer of Nabisco from June 1995 until December 1999. She also worked in financial services for 12 years and spent 3 years early in her career in public accounting.  Ms. Douglas graduated with a BS in Accounting from Villanova University, has an MBA from NYU Stern School of Business, and also is a CPA and CFA.

Mr. Siracusa joined Hertz in 1969, and has served as CFO for the last ten years.  Prior to that appointment, he served as CFO of Hertz Europe and in a number of leadership roles in the finance area of Hertz’s U.S. car rental operations.

“I want to thank Paul for his terrific contribution over a 38 year career at Hertz,” said Mark P. Frissora, Hertz’s Chairman and Chief Executive Officer.  “Over the past 2 years, Paul and his team have done a tremendous job leading Hertz’s transition from a wholly owned subsidiary of Ford Motor Company to a private equity portfolio company and, as of November 2006, to a publicly traded company.  Paul has also provided me and the senior management team with invaluable counsel on a wide range of business issues in this transition period.  I appreciate his support and, on behalf of the senior team, wish him all the best.”

Hertz, the world’s largest general use car rental brand, operates from approximately 7,700 locations in 145 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 69 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa, Asia, and the Middle East.  Operating one of the youngest fleets in the industry, Hertz is committed to offering its customers the most innovative products and services available that set it apart from its competition, including Hertz #1 Club Gold®, Hertz NeverLost® customized, in-car navigation system, SIRIUS Satellite Radio*, and unique cars and SUVs offered through the company’s Prestige, Fun and Green Collections. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment to customers ranging from major industrial companies to local contractors and consumers through more than 360 branches in the United States, Canada, France and Spain.

To make car rental reservations or for more information, customers can call their travel agent, or call Hertz toll-free at 1-800-654-3131. Information and reservations are also available on the web at www.hertz.com.

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* SIRIUS is a registered trademark of SIRIUS Satellite Radio, Inc.